Exhibit 10.1
AMENDED AND RESTATED
SHARE EXCHANGE AGREEMENT

THIS AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 2nd day of February 2009, by and among Acies Corporation, a Nevada corporation (the “Company”), L.A. Digital Post, Inc., a California corporation (“LA Digital”) , I-Toss Acquisition, Inc., a Delaware corporation (“I-Toss”), the persons executing this Agreement listed on the signature page hereto under the heading “I-Toss Shareholders” (referred to  as “I-Toss Shareholders”) and LADP, LLC, a Delaware limited liability company (“LADP”), which owns all of the outstanding shares of LA Digital, each a “Party” and collectively the “Parties,” upon the following premises:

Premises.

WHEREAS, the Company, I-Toss and the I-Toss Shareholders previously entered into a Share Exchange Agreement on or around December 29, 2008 (the “Original Agreement”), which included certain errors which the Parties desire to correct and amend pursuant to the terms of this Agreement, including, but not limited to the fact that it was between the Company, I-Toss and the I-Toss Shareholders instead of the Company, LADP and LA Digital;

WHEREAS, the Parties desire that this Agreement, amend, replace and supersede in its entirety the Original Agreement;

WHEREAS, the LADP owns one-hundred percent (100%) of the issued and outstanding shares of LA Digital;

WHEREAS, the Company is a publicly held corporation organized under the laws of the State of Nevada whose common stock (the “Common Stock”) is quoted on the OTC Bulletin Board under the symbol “ACIE”;

WHEREAS, LADP is a privately held limited liability company organized under the laws of the State of Delaware;

WHEREAS, LA Digital has a wholly owned subsidiary, LADP New York, LLC, a Delaware limited liability company (“LADPNY”) (“LADPNY” and LA Digital are together referred to herein as the “LADP Subsidiaries”;

WHEREAS, the Company desires to acquire 100% of the issued and outstanding interests of  LA Digital in exchange for unissued shares of the Company’s Series A Preferred Stock (the "Exchange Offer"), so that LA Digital will become a wholly owned subsidiary of the Company;

WHEREAS, LADP desires to exchange all of its shares in LA Digital in exchange for shares of authorized but unissued Series A Preferred Stock of the Company;

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF LA DIGITAL AND LADP

As an inducement to and to obtain the reliance of the Company, except as set forth on the LADP Schedules (as hereinafter defined, which shall contain any exceptions or qualifications to the representations and warranties are set forth below, and shall be delivered within 10 days of LADP’s receipt of the Bank Consent (as defined below)), LADP and the LA Digital represent and warrant as follows:

Section 1.01  Organization.  LADP is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. LA Digital is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.  LADPNY is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.  LA Digital and LADPNY have the corporate power and are duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of their properties and assets and to carry on their business in all material respects as it is now being conducted, including qualifications to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by them or the nature of the business transacted by them requires qualification, except where failure to be so qualified would not have a material adverse effect on their business.  Included in the LADP Schedules are complete and correct copies of the Certificate of Incorporation and Bylaws of the LADP Subsidiaries as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of LADP’s or the LADP Subsidiaries’ Certificate of Incorporation (or similar organizational documents) or Bylaws.  LADP has taken all actions required by law, its Certificate of Incorporation (or similar organizational documents), or otherwise to authorize the execution and delivery of this Agreement.  LADP and the LADP Subsidiaries have full power, authority, and legal right and have taken all action required by law, their Certificate of Incorporation (or similar organizational documents), and otherwise to consummate the transactions herein contemplated.

Section 1.02  Capitalization.

(a)  The authorized capitalization of LADP consists of 200 units, of which 200 units are currently issued and outstanding.

(b)  The authorized capitalization of LA Digital consists of 100,000 shares of common stock, $0.01 par value, of which 7,500 shares are currently issued and outstanding, and no shares of preferred stock. All of the outstanding shares of LA Digital are owned by LADP.

(c)  The authorized capitalization of LADPNY consists of 100 shares of membership units currently issued and outstanding, all of which are owned by LA Digital.

(d)  All issued and outstanding shares and/or interests of the LADP Subsidiaries are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03  Subsidiaries and Predecessor Corporations.  LA Digital does not have any predecessor corporation(s) or subsidiary(ies) (other than LADPNY), and does not own, beneficially or of record, any shares of any other corporation, other than the shares of LADPNY.

Section 1.04  Other Information.

(a)  The LADP Subsidiaries have no liabilities with respect to the payment of any federal, provincial, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable or as provided in the LADP Schedules.

(b)  The LADP Subsidiaries have filed all federal, provincial, state or local income and/or franchise tax returns required to be filed by them from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(c)  The books and records of the LADP Subsidiaries are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(d)  The LADP Subsidiaries have no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise in excess of Twenty-Five Thousand Dollars ($25,000), except as disclosed in writing to the Company on Schedule 1.04, which liabilities in aggregate shall not exceed $20,000,000 in total, including payables, on the Closing Date.

Section 1.05  Information.  The information concerning LADP and the LADP Subsidiaries set forth in this Agreement and in the LADP Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06  Options or Warrants.  Except as set forth in the LADP Schedules, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of LADP.

Section 1.07  Absence of Certain Changes or Events.  Except as set forth in this Agreement or the LADP Schedules, since August 11, 2003:

(a)  There has not been (i) any material adverse change in the proposed business, operations, properties, assets, or condition of the LADP Subsidiaries or (ii) any damage, destruction, or loss to the LADP Subsidiaries (whether or not covered by insurance) materially and adversely affecting the business or financial condition of the LADP Subsidiaries;

(b)  The LADP Subsidiaries have not (i) amended their Certificate of Incorporation (or similar documents) or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of their capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the LADP Subsidiaries; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by them to any of their officers or directors or any of their salaried employees whose monthly compensation exceeds Ten Thousand Dollars ($10,000); or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(c)  The LADP Subsidiaries have not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) in excess of $25,000 except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities, and current liabilities incurred in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby (as further disclosed under Section 8.10); (iii) sold or transferred, or agreed to sell or transfer, any of their assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than Twenty-Five Thousand Dollars ($25,000)), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than Twenty-Five Thousand Dollars ($25,000)); or (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party if such amendment or termination is material, considering the business of the LADP Subsidiaries, otherwise than in the ordinary course of business; and

(d)  To the best knowledge of LADP, the LADP Subsidiaries have not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of the LADP Subsidiaries.

Section 1.08  Title and Related Matters.  No third party has any right to, and the LADP Subsidiaries have not received any notice of infringement of or conflict with asserted rights of others with respect to, any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the proposed business, operations, financial condition, income, or business prospects of the LADP Subsidiaries or any material portion of their properties, assets, or rights.

Section 1.09  Litigation and Proceedings.  There are no actions, suits, or proceedings pending or, to the knowledge of LADP after reasonable investigation, threatened by or against the LADP Subsidiaries or affecting the LADP Subsidiaries or their properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  LADP does not have any knowledge of any material default on the part of the LADP Subsidiaries with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

 Section 1.10  Contracts.

(a)  There are no material contracts, agreements, franchises, license agreements, debt instruments or other commitments to which the LADP Subsidiaries are a party or by which they or any of their assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement and (ii) involves aggregate obligations of at least Twenty-Five Thousand Dollars ($25,000) unless otherwise disclosed pursuant to this Agreement);

(b)  All contracts, agreements, franchises, license agreements, and other commitments, if any, to which the LADP Subsidiaries are a party and which are material to the operations of the LADP Subsidiaries taken as a whole are valid and enforceable by the LADP Subsidiaries in all material respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

 (c)  The LADP Subsidiaries are not a party to or bound by, and the properties of the LADP Subsidiaries are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of the LADP Subsidiaries; and

(d)  Except as included or described in the LADP Schedules, the LADP Subsidiaries are not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on thirty (30) days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which the LADP Subsidiaries are a primary obligor; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of the LADP Subsidiaries.

Section 1.11  Material Contract Defaults.  The LADP Subsidiaries are not in default in any material respect under the terms of any outstanding material contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of the LADP Subsidiaries and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which the LADP Subsidiaries have not taken adequate steps to prevent such a default from occurring.  Without limiting the Schedules, LADP confirms that it is past maturity on its financing agreement with Bank of America.

Section 1.12  No Conflict With Other Instruments.  Provided consent from Bank of America is secured, which shall be a required term of this Agreement and the consummation of the transactions contemplated herein, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which LADP or the LADP Subsidiaries are a party or to which any of their properties or operations are subject as of the date of this Agreement and/or as of the Closing Date.

Section 1.13  Governmental Authorizations.  Except as set forth in the LADP Schedules, the LADP Subsidiaries have all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their business in all material respects as conducted on the date hereof.  Except for compliance with federal, provincial and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the LADP Subsidiaries of this Agreement and the consummation by the LADP Subsidiaries of the transactions contemplated hereby.

Section 1.14  Compliance With Laws and Regulations.  Except as set forth in the LADP Schedules, to the best of LADP’s knowledge the LADP Subsidiaries have complied with all applicable statutes and regulations of any federal, provincial, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the LADP Subsidiaries or except to the extent that noncompliance would not result in the occurrence of any material liability for the LADP Subsidiaries.

Section 1.15  Approval of Agreement.  The Manager(s) and Members of LADP shall have authorized the execution and delivery of this Agreement by LADP and has approved this Agreement and the transactions contemplated hereby.  The Board of Directors of LA Digital shall have authorized the execution and delivery of this Agreement by LA Digital and approved this Agreement and the transactions contemplated herein.

Section 1.16  Material Transactions or Affiliations.  Set forth in the LADP Schedules is a description, if applicable, of every contract, agreement, or arrangement between the LADP Subsidiaries and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by either of the LADP Subsidiaries to own beneficially, five percent (5%) or more of the issued and outstanding common stock of either LADP Subsidiary and which is to be performed in whole or in part after the date hereof or which was entered into not more than three (3) years prior to the date hereof. Except as disclosed in the LADP Schedules or otherwise disclosed herein, no officer, director, or five percent (5%) shareholder of either LADP Subsidiary has, or has had since January 1, 2005, any known interest, direct or indirect, in any transaction with such LADP Subsidiary which was material to the business of such LADP Subsidiary.  There are no commitments by the LADP Subsidiaries, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.17  LADP Schedules.  LADP will deliver to the Company the following schedules, if such schedules are applicable to the business of the LADP Subsidiaries, which are collectively referred to as the " LADP Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the principal executive officer of LADP and the LADP Subsidiaries as complete, true, and correct as of the date of this Agreement in all material respects, which schedules shall be delivered within 10 days following the date LADP receives the Bank Consent (as defined below):

(a)  a schedule containing complete and correct copies of the Certificate of Formation (or similar documentation) of the LADP Subsidiaries in effect as of the date of this Agreement;

(b)  a schedule containing complete and correct copies of the Bylaws, Articles of Organization or similar organizational documents of the LADP Subsidiaries in effect as of the date of this Agreement;

(c)  a schedule containing any Corporate Resolutions of the Shareholders of  LADP and the LADP Subsidiaries;

(d)  a schedule containing Minutes of meetings of the Managers of LADP and the Board of Directors of the LADP Subsidiaries;

(e)  a schedule containing a list indicating the name and address of each shareholder of  the LADP Subsidiaries together with the number of shares owned by him, her or it;

(f)  a schedule listing any and all federal, provincial, state and local tax identification numbers of the LADP Subsidiaries and containing complete and correct copies of all federal, provincial, state and local tax returns filed by the LADP Subsidiaries;

(g)  a schedule setting forth any other information, together with any required copies of documents, required to be disclosed by LADP.  Any fact known to be, or to the best knowledge of LADP or after reasonable investigation, reasonably believed to be, contrary to any of the representations, covenants, and warranties made in Article I are required to be disclosed in the LADP Schedules pursuant to this Section 1.17(g); and

(h)  a schedule of any and all limitations or qualifications or exceptions to the representations, covenants and warranties of LADP and the LADP Subsidiaries contained in Article 1 of this Agreement, if any.

LADP shall cause the LADP Schedules and the instruments and data delivered to the Company hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that LADP has ten days from the date the Bank Consent (as defined below) is received to provide such schedules to the Company.  If LADP cannot or fails to do so, or if the Company acting reasonably finds any such schedules or updates provided to be unacceptable according to the criteria set forth herein, the Company may terminate this Agreement by giving written notice to LADP at any time prior to the Closing Date.  For purposes of the foregoing, the Company may consider a disclosure in the LADP Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial condition of the LADP Subsidiaries, taken as a whole.  LADP shall not be in default if such schedules are complete as to the reasonable determination of the Company.

Section 1.18  Valid Obligation.  This Agreement and all agreements and other documents executed by LADP in connection herewith constitute the valid and binding obligation of LADP, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 1.19  Acquisition of the Shares by LADP. LADP is acquiring the Shares (as defined in Section 3.01) for its own account without the participation of any other person and with the intent of holding the Shares (which for the purposes of this Article 1 shall include any shares issuable upon conversion of the Shares) for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares, or any portion thereof, and not with a view to, or for resale in connection with, any distribution of the Shares, or any portion thereof.  LADP has read, understood and consulted with its legal counsel regarding the limitations and requirements of Section 5 of the Securities Act of 1933, as amended (the “1933 Act”). LADP will offer, sell, pledge, convey or otherwise transfer the Shares, or any portion thereof, only if: (i) pursuant to an effective registration statement under the 1933 Act and any and all applicable state securities or Blue Sky laws or in a transaction which is otherwise in compliance with the 1933 Act and such laws; or (ii) pursuant to a valid exemption from registration.

Section 1.20  Exemption from Registration.  The Exchange and the transactions contemplated thereby, meet an exemption from registration pursuant to Rule 506 of Regulation D promulgated under the 1933 Act.

Section 1.21  Expenses.  Upon Closing, LADP and/or the LADP Subsidiaries shall be responsible for and will pay all reasonable legal, auditing, accounting and other expenses incurred in connection with this Exchange Offer and the other related transactions described in this Agreement, including but not limited to the Information Statement described in Section 7.01 and the Spin-Off described in Section 7.03, as further described under Section 8.10, below.  The payment for such legal, auditing, accounting and other expenses will be paid by LADP or the Company (post Closing) by way of a reimbursement to Oleg Firer, the Chief Executive Officer of the Company for any fees paid personally by Mr. Firer or his assigns or the assumption of the liabilities of the Company relating to the Exchange Offer and the other related transactions described in this Agreement by the Company post-Spin-Off.

Section 1.22.  Representations, Acknowledgements and Warranties of LADP. LADP represents, acknowledges and warrants the following to the Company, except as set forth on the LADP Schedules (as hereinafter defined, which shall contain any exceptions or qualifications to the representations and warranties are set forth below, and shall be delivered within 10 days of LADP’s receipt of the Bank Consent (as defined below)), and agrees that such representations, acknowledgements and warranties shall be automatically reconfirmed by LADP on the Closing Date:

(a)  LADP recognizes that the Shares have not been registered under the 1933 Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Shares is registered under the 1933 Act or unless an exemption from registration is available.  LADP may not sell the Shares without registering them under the 1933 Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

(b)  LADP is acquiring the Shares for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Shares.  No one other than the LADP will have any beneficial interest in said securities.  LADP agrees to set forth the terms of its ownership, record address and tax id number on the Type of Ownership Form, attached hereto as Exhibit A;

(c)  LADP acknowledges that it is

a.  an “Accredited Investor” because it meets one of the following items: is a natural person who has an individual net worth, or joint net worth with  that person's spouse of more than $1,000,000; or is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or is a bank as defined in Section 3(a)(2) of the 1933 Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act whether acting in its individual or fiduciary capacity; or any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; or is an insurance company as defined in Section 2(13) of the 1933 Act; or is an investment company registered under the Investment Company Act of 1940; or a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or is a Small Business Investment Company licensed by the U. S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a "plan fiduciary" (as defined in Section 3(21) of such act) which is either a bank, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directive plan, its investment decisions are made solely by persons that are accredited investors; or is a "private business development company" as defined in Section 202(a)(22) of the Investment Advisors Act of 1940; or is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as defined in the rules and regulations of the 1933 Act; or is an entity in which all of the equity owners fall within one of the categories set forth above; or is otherwise an Accredited Investor as defined in Section 501 of Regulation D as adopted by the Securities and Exchange Commission, or

b.  has had an opportunity to and in fact has thoroughly reviewed the Company’s latest periodic report (Form 10-K and 10-Q) filings, current report filings (Form 8-K) and the audited and unaudited financial statements, risk factors, results of operations and related business disclosures described therein at http:///www. SEC. gov;  has had a reasonable opportunity to ask questions of and receive answers and to request additional relevant information from a person or persons acting on behalf of the Company regarding such information; and has no pending questions as of the date of this Agreement;

(d)  LADP has such knowledge and experience in financial and business matters that LADP is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Shares;

(e)  LADP recognizes that an investment in the Company is a speculative venture and that the total amount of consideration tendered in connection with the Exchange Offer is placed at the risk of the business and may be completely lost.  The ownership of the Shares as an investment involves special risks.  LADP has read and reviewed the Company’s latest periodic and current report filings on the Securities and Exchange Commission’s EDGAR webpage at www.sec.gov, including the financial statements, results of operations, risk factors and related information contained therein;

(f)  LADP realizes that the Shares cannot readily be sold as they will be restricted securities and therefore the Shares must not be accepted in the Exchange Offer unless LADP has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and LADP can provide for current needs and possible personal contingencies;

(g)  LADP confirms and represents that it is able (i) to bear the economic risk of its investment, (ii) to hold the Shares for an indefinite period of time, and (iii) to afford a complete loss of its investment.  LADP also represents that it has (i) adequate means of providing for its current needs and possible personal contingencies, and (ii) has no need for liquidity in this particular investment;

(h)  All information which LADP has provided to the Company concerning LADP 's financial position and knowledge of financial and business matters is correct and complete as of the date hereof, and if there should be any material change in such information prior to the Closing Date,  LADP will immediately provide the Company with such information;

(i)  LADP has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Shares for its particular tax and financial situation and LADP and its advisers, if such advisors were deemed necessary, have determined that the Shares are a suitable investment for it; and

(j)  LADP has not become aware of and has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to LADP’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

Section 1.23.  Section 16 Reporting Obligations.  LADP agrees that due to its receipt of the Shares, LADP may become subject to the reporting requirements of Section 16 as well as other Sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  LADP agrees to promptly file with the Securities and Exchange Commission any and all Exchange Act filings relating to LADP’s ownership of the Shares.

Section 1.24.  Insider Trading.  LADP certifies and confirms that it has not personally, nor through any third parties, purchased, nor caused to be purchased in the public marketplace any publicly traded shares of the Company.  LADP further certifies and confirms that it has not communicated the nature of the transactions contemplated herein, is not aware of any disclosure of non-public information regarding the Company or the transactions contemplated herein, and is not a party to any insider trading in the Company’s securities.  LADP further certifies and confirms that it has not “tipped” any related parties nor third parties regarding the transactions contemplated herein, and/or advised any parties to purchase shares of the Company’s securities in the marketplace.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of LADP, except as set forth in the Company Schedules (as hereinafter defined), or not otherwise disclosed in the Company’s periodic filings on the Securities and Exchange Commission’s EDGAR filing website (“EDGAR”), the Company represents and warrants as follows:

Section 2.01  Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted and as contemplated after the Exchange, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Company Schedules are complete and correct copies of the Articles of Incorporation and Bylaws (or similar organizational documents) of the Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company's Articles of Incorporation or Bylaws (or similar organizational documents).  The Company has taken all action required by law, its Articles of Incorporation, its Bylaws (or similar organizational documents), or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, Bylaws, (or similar organizational documents) or otherwise to consummate the transactions herein contemplated.

Section 2.02  Capitalization.  The Company is authorized to issue 200,000,000 shares of Common Stock, of which 73,984,095 shares of common stock will be issued and outstanding on the Closing Date (not including any shares issuable in connection with convertible securities, warrants and options which may be outstanding as of the Closing Date).  The Company is authorized to issue 5,000,000 shares of preferred stock, of which the Company has designated 44,340 shares of Series A Preferred Stock with such rights and preferences as set forth on the Certificate of Designations of Acies Corporation Establishing the Designations, Preferences, Limitations and Relative Rights of its Series A Preferred Stock, attached hereto as Exhibit B (the “Designation”) of which no shares will be issued and outstanding on the Closing Date.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.  No other Series A Preferred Stock is contemplated to be issued except as provided in connection with this Agreement.

Section 2.03  Subsidiaries and Predecessor Corporations.  Except as otherwise provided in the Company Schedules, the Company does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, other than its wholly owned Nevada subsidiary, Acies, Inc.

Section 2.04  Financial Statements.

(a)  The Company has no liabilities with respect to the payment of any federal, provincial, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(b)  The books and records, financial and otherwise, of the Company are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.  All financial statements are audited through March 31, 2008.

Section 2.05  Information.  The information concerning the Company set forth in this Agreement and the Company Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, the Company has fully disclosed in writing to LADP (through this Agreement or the Company Schedules) all information, relating to matters involving the Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than Twenty-Five Thousand Dollars ($25,000) liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06  Convertible Securities, Options or Warrants.  There are no existing convertible securities, options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of the Company, except as otherwise set forth in the Company Schedules.

Section 2.07  Absence of Certain Changes or Events.  Except as disclosed in Schedule 2.07, or provided in writing to LADP, since the date of the Company’s September 30, 2008 balance sheet for the Company as otherwise set forth in the Company Schedules:

(a)  There has not been (i) any material adverse change in the business, operations, properties, assets or condition of the Company or (ii) any damage, destruction or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Company;

(b)  The Company has not and will not (i) amend its Articles of Incorporation or Bylaws (or similar organizational documents) except to complete the performance of the Company as set forth herein; (ii) declare or make, or agree to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchase or redeem, or agree to purchase or redeem, any of its capital stock; (iii) waive any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (iv) make any material change in its method of management, operation, or accounting; (v) enter into any transaction or agreement other than in the ordinary course of business; (vi) make any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increase the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds Ten Thousand Dollars ($10,000); or (viii) make any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees.  Additionally, any and all contracts or agreements of any kind shall be terminable upon the closing of the Spin-Off (defined below);

(c)  The Company has not (i) granted or agreed to grant any options or warrants; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than Twenty-Five Thousand Dollars ($25,000)), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than Twenty-Five Thousand Dollars ($25,000));  and (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company; and

(d)  The Company has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

Section 2.08  Title and Related Matters.  The Company has good and marketable title to all of its properties, inventory, interest in properties, and assets, real and personal, which are reflected in the most recent Company balance sheet or acquired after that date (except properties, inventory, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Company Schedules.  Except as set forth in the Company Schedules, the Company owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with the Company's business.  Except as set forth in the Company Schedules, no third party has any right to, and the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of the Company or any material portion of its properties, assets, or rights.

Section 2.09  Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality, or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.10  Contracts.  Except as otherwise set forth in the Company Schedules:

(a)  The Company is not a party to, and its assets, products, technology and properties are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

(b)  All contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c)  The Company is not a party to or bound by, and the properties of the Company are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of the Company; and

 (d)  The Company is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on thirty (30) days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which the Company is a primary obligor all of which are reflected in the Company balance sheet, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of the Company.

Section 2.11  Material Contract Defaults.  The Company is not in default in any respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of the Company and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which the Company has not taken adequate steps to prevent such a default from occurring.

Section 2.12  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets or operations are subject.

Section 2.13  Governmental Authorizations.  The Company has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal, provincial and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

Section 2.14  Compliance With Laws and Regulations.  To the best of its knowledge, the Company has complied with all applicable statutes and regulations of any federal, provincial, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability.  This compliance includes, but is not limited to, the filing of all reports, filings and schedules to date with federal, provincial and state securities authorities.

Section 2.15  Approval of Agreement.  The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

Section 2.16  Material Transactions or Affiliations.  Except as disclosed herein and in the Company Schedules, or on EDGAR, there exists no contract, agreement or arrangement between the Company and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by the Company to own beneficially, five percent (5%) or more of the issued and outstanding Common Stock of the Company and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor five percent (5%) shareholder of the Company has, or has had since inception of the Company, any known interest, direct or indirect, in any such transaction with the Company which was material to the business of the Company.  The Company has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.17  The Company Schedules.  No later than 10 days from the date the Bank Consent is obtained, the Company will deliver to LADP the following schedules, which are collectively referred to as the "Company Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of the Company to be complete, true, and accurate in all material respects as of the date of this Agreement:

(a)  a certified list from the Company’s Transfer Agent setting forth the name and address of each shareholder of the Company together with the number of shares owned by him, her or it;

(b)  a schedule containing a description of all real property owned by the Company (if any), together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

(c)  copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which the Company carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of the Company);

(d)  a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of the Company since September 30, 2008;

(e)  a schedule listing any and all federal, provincial, state and local tax identification numbers of the Company and containing complete and correct copies of all federal, provincial, state and local tax returns filed by the Company; and

(f)  a schedule setting forth any other information, together with any required copies of documents, required to be disclosed by the Company.  Any fact known to be, or to the best knowledge of the Company after reasonable investigation, reasonably believed to be, contrary to the representations, covenants, and warranties made in Article II are required to be disclosed in the Company Schedules pursuant to this Section 2.17(f).

The Company shall cause the Company Schedules and the instruments and data delivered to LADP hereunder to be promptly updated after the date hereof up to and including the Closing Date to include any material changes in such information not otherwise provided to LADP in writing and disclosed on EDGAR.

Section 2.18  Valid Obligation.  This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 2.19  Reporting Requirements of the Company.  The Company is subject to the reporting and filing requirements of the Securities Exchange Act of 1934, as amended (“the Exchange Act’).

Section 2.20  Quotation on the OTC Bulletin Board.  The Company’s Common Stock is quoted on the OTC Bulletin Board under the symbol “ACIE” and the Company will retain such quotation on the OTC Bulletin Board following the Closing of the transactions contemplated herein.  The Company shall not be delisted or qualified for delisting from the date of the execution of this Agreement until the Closing Date.

Section 2.21  Approval of the Exchange by the Company’s Shareholders.  Certain of the transactions contemplated by this Agreement require the approval of the Company’s shareholders.  As described in Section 7.01, the Company will file an Information Statement with the Securities and Exchange Commission to gain approval and ratification from the Company’s shareholders of certain of the transactions described herein, which ratification and approval shall be a required term of this Agreement and the Exchange Offer.

Section 2.22  Fully Diluted Shares.  Upon the conversion of the Preferred Stock (as defined below); assuming that no convertible securities, options or warrants in LADP or LA Digital are assumed by the Company in connection with the Closing; that and all outstanding warrants and options of the Company are exercised; that the Company’s September 23, 2008, Convertible Promissory Notes with Oleg Firer and Pinnacle Three Corporation (the “Convertible Notes”) are exercised in full with all accrued interest as of January 23, 2009; not taking into account any accrued by unpaid interest on the Convertible Notes after January 23, 2009; and assuming the successful completion of the requirements and undertakings set forth in Article VII below, including but not limited to the cancellation of the Firer Shares, the Spin-Off and Reverse Stock Split, the Preferred Stock (when automatically converted in connection with the effectiveness of the Reverse Stock Split) will represent approximately 97.8% of the Company’s then outstanding shares of common stock.

ARTICLE III

PLAN OF EXCHANGE

Section 3.01  The Exchange.

(a)  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), LADP shall accept the Exchange Offer described herein and shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the interests of LA Digital set forth herein, in the aggregate constituting no less than One Hundred Percent (100%) of the issued and outstanding interests of LA Digital.

(b)  LADP will receive an aggregate of Forty-Four Thousand Three Hundred and Forty (44,340) shares of the Company’s Series A Preferred Stock (the “Preferred Stock”) in consideration for One Hundred Percent (100%) of the ownership interests of LA Digital.  Pursuant to the Designation, the Preferred Stock shall automatically convert, upon the Effective Date (as defined therein) of the Reverse Stock Split (as defined below in Section 7.01), into an aggregate of Forty Four Million Three Hundred and Forty Thousand (44,340,000) post-Reverse Stock Split shares of the Company’s Common Stock (the “Shares”).  Upon gaining shareholder approval for the Reverse Stock Split, as described below in Section 7.01, the Company will file a Certificate of Amendment to affect the Reverse Stock Split and will thereafter take prompt action to affect the Spin Off described in Section 7.03.

Section 3.02  Closing.  The closing (“Closing”) of the transaction contemplated by this Agreement shall occur at a date mutually agreeable to the Company and LADP, subsequent to the satisfaction of the Closing Conditions (described below) which date shall in no event be later than March 31, 2009, unless such date is extended in writing by the mutual consent of all Parties (the "Closing Date").  Such Closing shall take place at a mutually agreeable time and place.

(a)  The following “Closing Conditions” shall have occurred, or have been waived by the Company in writing, prior to the Closing Date:

(i)  LADP shall have supplied the LADP Schedules and the required Officer’s Certificates to the Company, which are required to be delivered no later than 10 days of the date the Bank Consent is obtained, and the Company shall have had a period of not less than 10 days to review such LADP Schedules, unless such review period has been waived by the Company in writing;

(ii)  The Exchange shall have been approved, and Shares delivered in accordance with Section 3.01.  The Managers and Members of LADP shall have approved the transactions contemplated by this Agreement;

(iii)  LADP shall have obtained the consent of Bank of America to LADP’s entry into this Agreement and to affect the transactions contemplated herein (the “Bank Consent”); and

(iv)  LADP shall have compiled with all of the requirements of Article V, below.

(b)  At Closing, or immediately thereafter, the following will occur:

(i)  LADP shall surrender the certificates evidencing One Hundred Percent (100%) of the ownership interests of LA Digital, duly endorsed with Medallion Guaranteed stock powers so as to make the Company the sole owner thereof;

(ii)  LADP shall supply evidence reasonably acceptable to the Company that the required Bank Consent (as described below) has been approved, and shall supply the Company with Minutes of the Managers and Members of LADP approving and consenting to this Agreement and the transactions contemplated herein;

(iii)  The Company will issue and deliver an aggregate of Forty-Four Thousand Three Hundred and Forty (44,340) newly issued shares of the Company’s Series A Preferred Stock in the name of LADP, in accordance with this Agreement; and

(iv)  At the Closing, the Company and LADP shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.03  Tradability of Shares. Neither the Shares to be issued to LADP nor the shares of Common Stock which the Preferred Stock are convertible into (the “Conversion Shares”) have been registered under the 1933 Act, nor registered under any state securities law, and are "restricted securities" as that term is defined in Rule 144 under the 1933 Act.  The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act. The Shares and the Conversion Shares will bear the following restrictive legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER:  i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

Section 3.04  Anti-Dilution.  The number of shares of the Company’s Common Stock into which the Preferred Stock is convertible into shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Company’s Common Stock, other than the Reverse Stock Split, which may occur between the date of the execution of this Agreement and the Closing Date.

Section 3.05  Termination.

(a)  This Agreement may be terminated by the Board of Directors or Managers of either the Company or LADP, respectively, at any time prior to the Closing Date if:

(i)  there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such Board of Directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

(ii)  any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange; or

(iii)  The Bank of America consent is not secured on or before February 28, 2009.

In the event of termination pursuant to this paragraph, no obligation, right or liability shall arise hereunder other than the requirement that LADP and the LADP Subsidiaries shall bear all of the expenses incurred by them and the Company in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated as provided in Section 8.10, which requirement shall survive the termination of this Agreement.

(b)  This Agreement may be terminated by the Board of Directors of the Company at any time prior to the Closing Date if:

(i)  the  Board of Directors of the Company determines in good faith that one or more of the Company's conditions to Closing has not occurred, through no fault of the Company;

(ii)  The Company takes the termination action specified in Section 1.17 as a result of LADP Schedules or updates thereto which the Company finds unacceptable; or

(iii)  LADP shall fail to comply in any material respect with any of their covenants or agreements contained in this Agreement or if any of the representations or warranties of LADP contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

In the event of termination pursuant to this paragraph, no obligation, right or liability shall arise hereunder other than the requirement that LADP shall bear all of the expenses incurred by it and the Company in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated as provided in Section 8.10, which requirement shall survive the termination of this Agreement.

(c)  This Agreement may be terminated by the Board of Directors of LADP at any time prior to the Closing Date if:

(i)  there shall have been any change since inception of the Company in the assets, properties, business or financial condition of the Company which could have a material adverse effect on the financial condition or results of operation of the Company, except any changes disclosed in the Company Schedules or on EDGAR;

(ii)  the Board of Directors of LADP determines in good faith that one or more of LADP’s conditions to Closing has not occurred, through no fault of LADP; or

(iv)  The Company shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof; or

(v)  Bank of America has not consented to the transactions contemplated herein on or before February 28, 2009.

In the event of termination pursuant to this paragraph, no obligation, right or liability shall arise hereunder other than the requirement that LADP shall bear all of the expenses incurred by it and the Company in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated as provided in Section 8.10, which requirement shall survive the termination of this Agreement.

(d)  No revenue ruling or opinion of counsel will be sought as to the tax-free nature of the subject Exchange and such tax treatment is not a condition to Closing.

ARTICLE IV

SPECIAL COVENANTS

Section 4.01  Access to Properties and Records.  The Company and LADP will each afford to the officers and authorized representatives of the other reasonable access to the properties, books and records of the Company or LADP (including the LADP Subsidiaries), as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or LADP (including the LADP Subsidiaries), as the case may be, as the other shall from time to time reasonably request.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and each party hereto shall cooperate fully therein.  No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.  In order that each party may investigate as it may wish the business affairs of the other, each party shall furnish the other during such period with all of such information and copies of such documents concerning the affairs of it as the other party may reasonably request, and cause its officers, employees, consultants, agents, accountants, and attorneys to cooperate fully in connection with such review and examination, and to make full disclosure to the other parties all material facts affecting its financial condition, business operations, and the conduct of operations.

Section 4.02  Delivery of Books and Records and Bank Accounts.  At the Closing, LADP shall deliver to the Company copies of the corporate minute books, books of account, contracts, records, and all other books or documents including the bank accounts of the LADP Subsidiaries now in the possession of LADP or its representatives.

Section 4.03  Third Party Consents and Certificates.  The Company and LADP agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04   [Intentionally removed.]

Section 4.05  Actions Prior to Closing.

(a)  From and after the date of this Agreement until the Closing Date and except as set forth in the Company Schedules, which are required to be delivered no later than 10 days from the date the Bank Consent is obtained, unless such review period has been waived by LADP  in writing or LADP Schedules or as permitted or contemplated by this Agreement, the Company and the LADP Subsidiaries, respectively (subject to paragraph (b) below), will each:

(i)  carry on its business in substantially the same manner as it has heretofore;

(ii)  maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii)  maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)  use good faith efforts to perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v)  use its good faith efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi)  fully comply with and perform in all material respects all obligations and duties imposed on it by all federal, provincial and state laws and all rules, regulations, and orders imposed by federal, provincial or state governmental authorities.

(b)  From and after the date of this Agreement until the Closing Date, neither the Company nor the LADP Subsidiaries will:

(i)  make any changes in their Certificates of Incorporation or Bylaws, except as otherwise provided in this Agreement;

(ii)  take any action described in Section 1.07 in the case of the LADP Subsidiaries, or in Section 2.07, in the case of the Company (all except as permitted therein or as disclosed in the applicable party's schedules);

(iii)  enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, unless undertaken by the LADP Subsidiaries, and written notice of such transaction is provided to the Company prior to such actions and any outstanding LADP Schedule, if any is updated to reflect such transaction; or

(iv)  sell any assets or discontinue any operations, sell any shares of capital stock (other than as contemplated in this Section 4.05 hereof and the sale of securities underlying existing warrants or options of the Company, if any) or conduct any similar transactions other than in the ordinary course of business, unless undertaken by the LADP Subsidiaries and written notice of such transaction is provided to the Company, prior to such actions, actions and any outstanding LADP Schedule, if any is updated to reflect such transaction.

Section 4.06  Indemnification.

(a)  Indemnification of the Company.  Subject to the terms and conditions of this Section 4.07(a), LADP and the LADP Subsidiaries agrees to jointly and severally, indemnify, defend and hold harmless the Company, its respective affiliates, its respective present and former directors, officers, shareholders, employees, attorneys and agents and its respective heirs, executors, administrators, successors and assigns (the “Company Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Company Indemnified Person, arising out of or resulting from, directly or indirectly:

(i)  the inaccuracy of any representation or breach of any warranty of LADP contained in or made pursuant to this Agreement which was not disclosed to the Company in writing prior to the Closing;

(ii)  the breach of any covenant or agreement of LADP contained in this Agreement; or

(iii)  any claim to fees or costs for alleged services by a broker, agent, finder or other person claiming to act in a similar capacity at the request of LADP in connection with this Agreement;

provided, however, that LADP shall not be liable for any portion of any claims, liabilities or losses resulting from the Spin-Off transaction or a material breach by the Company, of any of its obligations under this Agreement or from the Company’s gross negligence, fraud or willful misconduct.  The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b)  Indemnification of LADP.  Subject to the terms and conditions of this Section 4.06(b), from and after the Closing, the Company agrees to indemnify, defend and hold harmless LADP, its respective affiliates, its respective present and former directors, officers, shareholders, employees, attorneys and agents and its respective heirs, executors, administrators, successors and assigns (the “LADP Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any LADP Indemnified Person, arising out of or resulting from, directly or indirectly:

(i)  the inaccuracy of any representation or breach of any warranty of the Company contained in or made pursuant to this Agreement which was not disclosed to LADP in writing prior to the Closing;

(ii)  the breach of any covenant or agreement of the Company contained in this Agreement;

(iii)  any claim to fees or costs for alleged services rendered by a broker, agent, finder or other person claiming to act in a similar capacity at the request of the Company in connection with this Agreement;

provided, however, that the Company shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by LADP of its obligations under this Agreement or from LADP’s or any LADP Indemnified Person’s gross negligence, fraud or willful misconduct.  The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

Section 4.07  Indemnification of Subsequent Corporate Actions. LA Digital hereby represents and warrants that it will indemnify and hold harmless any officer, director, controlling shareholder, attorney, agent or representative of the Company, or any other person affiliated with the Company, from any decisions, activities, or conduct of the Company subsequent to the Closing Date of the transactions contemplated by this Agreement, except for the Spin-Off transaction for which LA Digital and its shareholders shall have no responsibility.  The Spin–Off shall be approved by the Company’s Board of Directors prior to the Closing of the Exchange and the Company’s shareholders pursuant to Section 7.01, below.

Section 4.08  Effect of Agreement.  I-Toss and the I-Toss Shareholders agree that as a result of this Agreement, which replaces, supersedes and amends the Original Agreement, such entity and individuals who were a party to such agreement, will not have any right to receive Preferred Stock or to otherwise take part in the Exchange or the transactions contemplated by this Agreement, and such parties agree to forever waive and discharge any rights each may have in connection with the Original Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01  Ownership of LA Digital and LADPNY.  Prior to the Closing Date, LADP shall have demonstrated to the Company, with evidence reasonably satisfactory to the Company, that LADP is the owner of all of the outstanding securities of LA Digital, which in turn owns all of the outstanding securities of LADPNY.

Section 5.02  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by LADP in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  LADP shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by LADP prior to or at the Closing.  The Company shall be furnished with a certificate, signed by a duly authorized executive officer of LADP and dated the Closing Date, to the foregoing effect.

Section 5.03  Officer's Certificate.  The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of LADP to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of LADP threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the LADP Schedules, by or against LADP or the LADP Subsidiaries, which might result in any material adverse change in any of the assets, properties, business, or operations of the LADP Subsidiaries.

Section 5.04  No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material change in the financial condition, business, or operations of LADP or the LADP Subsidiaries nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 1.17.

Section 5.05  Approval by LADP.  The Exchange shall have been approved, and Shares delivered in accordance with Section 3.01, by LADP.  The Managers and Members of LADP shall have approved the transactions contemplated by this Agreement.

Section 5.06  No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.07  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company and the LADP Subsidiaries after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.08  Bank Consent.  Prior to the Closing, LADP shall have obtained the consent of Bank of America to LADP’s entry into this Agreement and to affect the transactions contemplated herein (the “Bank Consent”).

Section 5.09  Further Assistance.  LADP shall have assisted the Company in good faith n connection with the preparation of a Form 8-K, Schedule 14c and related documentation and disclosure regarding the material agreements of, historical operations of, and management’s employment history for LADP and the LADP Subsidiaries.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF LADP

The obligations of LADP under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and shall have satisfied all conditions set forth herein prior to or at the Closing.  LADP shall have been furnished with certificates, signed by duly authorized executive officers of the Company and dated the Closing Date, to the foregoing effect.

Section 6.02  Officer's Certificate.  LADP shall have been furnished with certificates dated the Closing Date and signed by the duly authorized executive officer of the Company, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the Company Schedules, by or against the Company, which might result in any material adverse change in any of the assets, properties or operations of the Company.

Section 6.03  No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any change in the financial condition, business or operations of the Company nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 2.17.

Section 6.04  No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05  Consents.  All consents, including the Bank Consent, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company and LADP after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06  Other Items.  LADP shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as LADP may reasonably request.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES
OF THE PARTIES FOLLOWING THE CLOSING

Following the Closing, the Parties agree to use their best effort to and to take whatever actions necessary to affect the following filings and transactions:

Section 7.01  Information Statement.  The Company agrees and acknowledges that it will file with the Securities and Exchange Commission within fifteen (15) business days of its receipt of the LADP Subsidiaries consolidated financial statements as audited by a PCAOB approved auditor and related pro forma financial information reflecting the Exchange Offer (which financial statements shall include the operations of LA Digital and LADPNY, the “LADP Financials”) and use its best efforts to gain approval of and mail to its shareholders of record an Information Statement on Schedule 14C or Schedule 14A (the “Information Statement”), to obtain shareholder approval to:

(a)  affect a 1:100 reverse stock split of its issued and outstanding shares of Common Stock, with all shareholders owning less than 100 shares being rounded up to own 100 shares, and to reauthorize its currently outstanding shares of common and preferred stock (“Reverse Stock Split”);

(b)  effect a name change to a name to be determined by LADP, in its sole discretion (the “Name Change”);

(c)  effect the Spin-Off, as defined and described below in Section 7.03; and to

(d)  effect such other proposals that the Company may desire in its sole discretion (collectively the “Shareholder Actions”).

Section 7.02  Additionally Covenants Regarding the Filing of a Current Report on Form 8-K and the Information Statement.  LADP agrees and acknowledges that it will use its good faith efforts to assist the Company in drafting, compiling exhibits for, disclosures regarding and the filing of (a) a report on Form 8-K within four (4) days of the date of the Parties entry into this Agreement (the “Form 8-K”); and (b) the Information Statement with the Securities and Exchange Commission, including but not limited to being responsible for the payment and/or advancement of all legal, accounting, filing, printing, mailing and other expenses incurred by the Company in connection with the preparation and filing of such Form 8-K and the Information Statement.  LADP agrees and pledges to vote its Preferred Stock shares (and/or the voting shares such Preferred Stock shares represent) for approval and/or ratification of all of the proposals set forth in the Information Statement.

Section 7.03  Spin-Off of Assets and Operations.  Immediately after the approval by the Company’s majority shareholders of the Information Statement authorizing the Spin-Off, the Company will effect a spin-off (the “Spin-Off”) of the Company’s wholly owned subsidiary, Acies Inc., a Nevada corporation, and substantially all of the Company’s assets, liabilities, and operations relating to Acies, Inc., from the Company, such that Acies, Inc. will operate as a separate privately held company solely owned by the Company’s current Chief Executive Officer and Director, Oleg Firer (the “Private Company”), the result of which will be that the Company’s sole business focus following the Spin-Off will be the operations of LA Digital.  As consideration for the Company agreeing to the Spin-Off, Mr. Firer will cancel 5,000,000 pre-Reverse Stock Split shares (50,000 post-Reverse Stock Split shares) of the Company’s Common Stock that he beneficially owns (the “Firer Shares”) and Mr. Firer will assume the then outstanding amount of the Company’s RBL Capital Group, LLC (“RBL”) loan facility and any liabilities of Acies, Inc. in connection with the Spin-Off.  The Company and LADP agree to undertake whatever actions necessary to effect such Spin-Off, including but not limited to seeking Company shareholder approval through the filing of the Information Statement on Schedule 14C or Schedule 14A (as described above in Section 7.01), seeking Board approval for and/or entering into whatever documents or agreements the Company deems necessary to affect such Spin-Off.

Section 7.04  Change in Company Officers and Directors.  The Parties agree that immediately following the Closing, the current officers and Directors of the Company (or such officers and Directors as LADP shall determine in its sole discretion) shall resign from the Company, other than Oleg Firer who will remain as a Director following the Closing and Spin-Off, and that LADP shall have the sole right to appoint new officers and Directors of their sole choosing, other than Mr. Firer who will remain as a Director until such time as he will resign and LADP will not take any action to remove Mr. Firer as a Director.

Section 7.05  Conditions Subsequent to Closing.  The Parties agree that Section 7.01 through 7.04 above are required conditions to the Closing, that the requirement to undertake such actions above shall survive the Closing, and such conditions and actions are required to be affected following the Closing, subject to waiver of any such conditions in writing by all of the Parties hereto.

ARTICLE VIII

MISCELLANEOUS

Section 8.01  No Bankruptcy and No Criminal Convictions.  None of the Parties to this Agreement, or their officers, directors or affiliates, promoters, beneficial shareholders or control persons, nor any predecessor thereof have been subject to the following (unless otherwise disclosed in the LADP Schedules or Company Schedules):

(a)	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer within the past five (5) years;

(b)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(d)
Being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission to have violated a federal, provincial or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 8.02  Broker/Finder’s Fee.  No broker’s or finder’s fee will be paid in connection with the transaction contemplated by this Agreement other than fees payable to persons registered as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934.  The Company and LADP agree that, except as set forth herein and on Schedule 8.02 attached hereto, there were no brokers or finders involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  The Company, and LADP and the LADP Subsidiaries, each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.03  Governing Law and Arbitration.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder.  All controversies, disputes or claims arising out of or relating to this Agreement shall be resolved by binding arbitration.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  All arbitrators shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an “expert” with respect to such subject matter. The governing law for the purposes of any arbitration arising hereunder shall be in Nevada.  The prevailing party shall be entitled to receive its reasonable attorney’s fees and all costs relating to the arbitration.  Any award rendered by arbitration shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction.

Section 8.04  Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:	Acies Corporation
14 Wall Street, Suite 1620
New York, New York 10005

With copies to:	David M. Loev, Esq.
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401

If to LADP, to:	LADP, LLC
1100 Hammond #410A303
Atlanta, GA 30328

With a copies to:	Marc Bercoon
5 Concourse Parkway
Suite 2925
Atlanta, Georgia 30328

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.05  Attorney's Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.06  Confidentiality.  Each party hereto agrees with the other that, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge (through no fault or action of the Party holding such information on behalf of the other Party), or is required by a court of competent jurisdiction to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.  LADP further agrees and consents to the disclosure by the Company of any material information regarding LADP or the LADP Subsidiaries which the Company or its counsel deems necessary for disclosure in the Company’s public filings on EDGAR in connection with the Company’s current or periodic report filings, or the proposed Information Statement.  The Company shall be required to obtain the prior consent of LADP to publicly disclose such information, which consent shall not be unreasonably withheld, and shall be provided on a timely consistent with the Company’s filing obligations under Form 8-K and/or the Securities Act of 1933, as amended or the Securities Act of 1934, as amended.  The Company shall use its best efforts to avoid the disclosure of any competitive pricing or specific customer information to the public.

Section 8.07  Publicity.  Prior to or after the Closing of the transaction contemplated herein, any announcement, or press or news release by LADP or its shareholders, employees, officers, directors, or agents shall be reviewed and approved by the Company prior to its release, subject to any requirements of law. The Company shall be allowed to make any announcements relating to this Agreement or the transactions contemplated herein, and shall be allowed to file this Agreement and any exhibits or related agreements as may be required pursuant to the Company’s public reporting obligations with the Securities and Exchange Commission, subject to prior approval by LADP, which approval shall not be unreasonably withheld. Prior to the Closing and prior to the Closing Date, LADP shall make no announcements relating to this Agreement, the Company or the transactions contemplated herein without the prior written consent of the Company, which approval will not be unreasonably withheld.

Section 8.08  Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 8.09  Third Party Beneficiaries.  This contract is strictly between the Company and LADP, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.10  Expenses.  LADP and LA Digital agree to be jointly and severally  responsible for and that they will pay, advance and/or promptly reimburse all legal, auditing, accounting and other expenses incurred in connection with LADP’s due diligence on the Company, this Exchange Offer and the other related transactions described in this Agreement, including but not limited to costs and fees associated with legal, accounting, printing and mailing costs associated with the Company’s  Information Statement described in Section 7.01 and the Spin-Off described in Section 7.03, regardless of whether the transactions contemplated herein are consummated or the Closing occurs.  This Section 8.10 shall survive the termination of this Agreement for any cause or reason whatsoever, and shall in addition survive a successful Closing of this Agreement.  Other than legal expenses incurred in connection with the negotiation of this Agreement and transactions contemplated herein, LADP shall approve the timing and incurrence of additional expenses being incurred by the Company.  No expenses for the Information Statement or the Spin-Off shall be incurred from the date of this Agreement until LADP has obtained Bank of America consent; however, LADP shall be responsible for expenses incurred by the Company in connection with the Information Statement and Spin-Off prior to the date of this Agreement.

Section 8.11  Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, term sheets, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.12  Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years.

Section 8.13  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.14  Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.15  Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its reasonable best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 8.16  Remedies.  The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate.  As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such Party might be entitled.

Section 8.17  Construction.  The Parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Parties hereto.

Section 8.18  Faxed Copies.  For purposes of this Agreement, a faxed signature will constitute an original signature.

Section 8.19  Severability.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

[Remainder of page left intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ACIES CORPORATION

BY: /s/ Oleg Firer
Oleg Firer, Chief Executive Officer

LADP, LLC

BY: /s/ William Goldstein

PRINTED NAME: William Goldstein

TITLE: Manager

I-TOSS ACQUISITION, INC.

BY: /s/ William Goldstein

PRINTED NAME: William Goldstein

TITLE: President

LA DIGITAL POST, INC.

BY: /s/ Marc E. Bercoon

PRINTED NAME: Marc E. Bercoon

TITLE: Vice President

I-TOSS SHAREHOLDERS:

/s/ William Goldstein	/s/ Leon Goldstein
By: William Goldstein Mgr., LADP, LLC	By: Leon Goldstein, Mgr., Star Capital Investements, LLC
________ shares	________ shares

/s/ Leon Goldstein
By: Leon Goldstein, Mgr., Star Capital Fund, LLC
________ shares

EXHIBIT A
TYPE OF OWNERSHIP FORM

(CHECK ONE):

_____	INDIVIDUAL OWNERSHIP (one signature required)

_____	TRUST (please include name of trust, name of trustee, and date trust was formed and copy of the Trust Agreement or other authorization)

_____	PARTNERSHIP (please include a copy of the Partnership Agreement authorizing signature)

_____	CORPORATION (please include a certified corporate resolution authorizing signature)

________________________________________________________________________
Please print here the exact name (registration)
LADP desires to appear in the records of the Company.

________________________________________________________________________
Please print here the exact address
LADP desires to appear in the records of the Company.

________________________________________________________________________
If interest payments are to be made to an address other than that shown above (i.e., a brokerage account), please print here such address and account designation.

Signature:

By: _________________________

Printed Name: ______________________

If on behalf of Entity:

Entity Name: ___________________

Signatories Position with Entity: ___________________

Beneficial Owner of Shares Owned by Entity: _____________________

Address: ____________________________________________________________

Tax Id Number: ______________________________

Telephone Number:  (          ) - _____ - _______

EXHIBIT B